Exhibit 4

Grown Rogue Increases Ownership of Michigan Operations

Medford, Oregon, April 25, 2024 – Grown Rogue International Inc. (“Grown Rogue” or the “Company”) (CSE: GRIN) (OTC: GRUSF), a craft cannabis company born from the amazing terroir of Oregon’s Rogue Valley, announces that today it has increased ownership in its Michigan operations from 52.2% to 80% in two transactions for total consideration of US$2.8M, with US$0.2M paid in cash and US$2.6M paid by way of 4 year sellers’ notes.

The transaction details are as follows:

●	Grown Rogue increased its ownership in Golden Harvests, LLC (“Golden Harvests”), the entity that controls its Michigan operations, operating out of an 80,000 sq ft facility that contains approximately 15,000 sq ft of flowering bench space.

●	Canopy Management, LLC (“Canopy”) holds a 60% interest in Golden Harvests and Canopy is 87% indirectly owned by the Company.

●	The Company purchased the total remaining minority interest in Canopy for US$0.8M, which includes a 20% down payment in cash and monthly payments for a period of 4 years with an interest rate of 5.2% per annum.

●	The Company purchased 20% of the minority interest in Golden Harvests for US$2.0M, which includes minimum quarterly payments in cash for a period of 4 years.

●	The transaction provides for a valuation of Golden Harvests at US$10.0M.

●	All payments owing to the sellers are expected to be completed with cash on hand and cash generated from operations.

●	The Company retains the option to acquire the remaining 20% of Golden Harvests at a fair market valuation.

“We are excited to announce that we increased our ownership in Golden Harvests to 80%. I would first like to thank Dave Pleitner for being such a great partner as we built the Michigan business together. Our relationship set the blueprint for how we use high-quality local partners to enter new markets, like we are currently doing in New Jersey and Illinois. We cannot stress enough the importance of having a boots-on-the-ground partner with real skin in the business to drive success at the local level. All future partnerships will be measured against the excellence and collaboration of this partnership, and we view this transaction as a true win-win for Dave and our shareholders,” said Obie Strickler, CEO of Grown Rogue.

“Michigan is such an important asset to our Company because it was the first market we proved we could migrate our operational excellence from Oregon to additional markets. Michigan has been a tremendous market for us, and we are thrilled to own a larger piece of this strong business. Michigan still has approximately 25,000 sq ft of facility that can be built out and we are in discussions to expand and optimize the additional capacity,” continued Mr. Strickler.

According to the Michigan Cannabis Regulatory Agency, Michigan reported over US$3.0 billion in cannabis sales in 2023, making it the second largest cannabis market in the United States. In March 2024, sales hit a new monthly record at US$288.8 million.

The minority interest in Golden Harvests is owned by Dave Pleitner, an insider of the Company, and 8% of the interest in Canopy is owned by certain directors of the Company. Such insider participation represents a related-party transaction under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”), but the transaction is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 as neither the fair market value of the subject mater of the transaction, nor the consideration paid, exceed 25% of Grown Rogue’s market capitalization.

About Grown Rogue

Grown Rogue International Inc. (CSE: GRIN | OTC: GRUSF) is a craft cannabis company operating in Oregon, Michigan, Minnesota, Maryland, and New Jersey, focused on delighting customers with premium flower and flower-derived products at fair prices. The Company’s roots are in Southern Oregon, where it has proven its capabilities in the highly competitive and discerning Oregon market. The Company’s passion for quality product and value, combined with a disciplined approach to growth, prioritizes profitability and return on capital without sacrificing quality. The Company’s strategy is to pursue capital efficient methods to expand into new markets, bringing craft-quality product at fair prices to more consumers. The Company also continues to make modest investments to improve outdoor craft cultivation capabilities in preparation for eventual interstate commerce. For more information, visit www.grownrogue.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements which constitute “forward-looking information” within the meaning of applicable securities laws, including statements regarding the plans, intentions, beliefs and current expectations of the Company with respect to future business activities. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” or similar expressions and include information regarding: (i) statements regarding the future direction of the Company (ii) the ability of the Company to successfully achieve its business and financial objectives, (iii) plans for expansion of the Company and securing applicable regulatory approvals, and (iv) expectations for other economic, business, and/or competitive factors. Investors are cautioned that forward-looking information is not based on historical facts but instead reflect the Company’s management’s expectations, estimates or projections concerning the business of the Company’s future results or events based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, such information involves risks and uncertainties, and undue reliance should not be placed on such information, as unknown or unpredictable factors could have material adverse eﬀects on future results, performance or achievements of the combined company. Among the key factors that could cause actual results to diﬀer materially from those projected in the forward-looking information are the following: changes in general economic, business and political conditions, including changes in the financial markets; and in particular in the ability of the Company to raise debt and equity capital in the amounts and at the costs that it expects; adverse changes in the public perception of cannabis; decreases in the prevailing prices for cannabis and cannabis products in the markets that the Company operates in; adverse changes in applicable laws; or adverse changes in the application or enforcement of current laws; compliance with extensive government regulation and related costs, and other risks described in the Company’s public disclosure documents filed on Sedar.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Although the Company has attempted to identify important risks, uncertainties and factors which could cause actual results to diﬀer materially, there may be others that cause results not to be as anticipated, estimated or intended. The Company does not intend, and does not assume any obligation, to update this forward-looking information except as otherwise required by applicable law.

The Company is indirectly involved in the manufacture, possession, use, sale and distribution of cannabis in the recreational cannabis marketplace in the United States through its indirect operating subsidiaries. Local state laws where its subsidiaries operate permit such activities however, these activities are currently illegal under United States federal law. Additional information regarding this and other risks and uncertainties relating to the Company’s business are disclosed in the Company’s Listing Statement filed on its issuer profile on SEDAR+ at www.sedarplus.ca. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further information on Grown Rogue, please visit www.grownrogue.com or contact:

Obie Strickler

Chief Executive Officer

obie@grownrogue.com

Jakob lotte

Vice President of Investor

Relations

jakeiotte@grownrogue.com

(458) 226-2662

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